EXHIBIT 10.9

PROMISSORY NOTE

Amount: $225,000.00	July 1, 2019

FOR VALUE RECEIVED, Burger Time, Inc., a corporation organized and existing under the laws of State of Delaware, with offices at 405 Main Avenue West, West Fargo, ND 58078 (the “Company”), promises to pay to the order of BTND Trading, LLC, a Colorado limited liability company, having an address at 1540 Main Street, #218, Windsor, CO 80550 (the “Holder”), the principal amount of TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS AND NO/CENTS ($225,000.00), together with interest incurred thereon, all as hereinafter provided. Any payments of amounts due hereunder shall be in such currency of the United States at the time of payment as shall be legal tender for the payment public or private debts.

1. Interest Rate. The outstanding principal balance of this Promissory Note (this “Note”) shall bear interest at the rate of eight percent (8%) per annum (“Interest”). Interest shall accrue from the date hereof until the entire principal amount is paid in full. All computations of Interest hereunder shall be made on the basis of a 360-day year of twelve 30-day months, provided that partial month interest shall be computed on the basis of the actual number of days principal is outstanding.

2. Monthly Payments. Commencing on August 1, 2019, and on the same day of each and every calendar month thereafter throughout the term of this Note, Borrower shall make monthly payments of principal and interest under this Note to Holder in the amount of $5,000.00.

3. Application and Manner of Payments. All payments received by the Holder hereunder will be applied first to costs of collection and fees, if any, then to interest, and the balance to principal. All payments due under this Note shall be made in lawful currency of the United States of America in immediately available funds before 3:00 p.m. Fargo, North Dakota time on the due date thereof at the account coordinates for the Holder on file with the Company, or in such other manner or at such other place as the Holder of this Note designates in writing. If any payment due hereunder shall become due on a Saturday, Sunday or legal holiday under the laws of the state of North Dakota, such payment shall be made on the next succeeding business day in the state of North Dakota.

4. Maturity Date. Except as otherwise provided herein, the outstanding principal balance of this Promissory Note (“Note”) and all interest accrued and unpaid under this Note shall become due on June 1, 2021 (the “Maturity Date”), and shall be payable by the Company to the Holder in full on the Maturity Date; provided that, this Note may be prepaid in whole or in part by the Company without penalty or premium at any time and from time to time prior to the Maturity Date. This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Company.

5. Default Rate. Upon the occurrence of an Event of Default hereunder, the interest rate shall thereafter increase and shall be payable on the whole of the unpaid principal balance at a rate equal to ten percent (10%) per annum (“Default Rate”), which Default Rate shall be effective as of the date of the occurrence of such Event of Default. The above increase in the interest rate upon the occurrence of an Event of Default shall be applicable whether or not Lender has exercised its option to accelerate the maturity of this Note and declared the entire unpaid principal indebtedness to be due and payable. The Default Rate shall continue until such Event of Default is cured or payment in full of all indebtedness evidenced by this Note, whichever shall occur first.

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6. Default and Acceleration.

(a) If any of the following conditions, events or acts shall occur (each an “Event of Default”):

(i) the Company shall fail to make the payment of any amount of Principal or Interest on the date such payment shall become due and payable hereunder and such failure shall continue for twenty (20) days after written notice of such failure; or

(ii) a judgment or order for the payment of money in an amount exceeding $100,000 shall be rendered against the Company; or

(iii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iv) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

(b) If an Event of Default shall have occurred and shall be continuing, the Holder may at any time at its option, upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(a)(ii) or 6(a)(iv)) declare the entire unpaid principal balance of this Note, together with all accrued but unpaid interest calculated at the applicable rate, due and payable, and thereupon, the same shall be accelerated and so due and payable.

7. Remedies Cumulative; No Waiver. The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall arise. No delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise any right, remedy or recourse hereunder, or at law or in equity, including, without limitation, Holder’s right, after the occurrence of any Event of Default by the Company, to declare the entire indebtedness evidenced hereby due and payable, shall be construed as a novation of this Note or shall operate as a waiver or release or prevent the subsequent exercise of any or all such rights, such waiver or release to be effected only through a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to a subsequent event.

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8. Interest Limitation. All agreements between the Company and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law (“Maximum Rate”). If from any circumstance whatsoever, fulfillment of any provision hereof at any time given the amount paid or agreed to be paid shall exceed the Maximum Rate permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to the limit permitted by applicable law, and if from any circumstance Holder should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such highest lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

9. Assignment. This Note may be assigned, transferred or otherwise negotiated by the Holder without the prior written consent of the Company.

10. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

11. Successors and Assigns. The provisions of this Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

12. No Oral Modification. This Note may not be modified or discharged orally, but only by an agreement in writing signed by the Company and the Holder.

13. Notices. Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile or email with confirmed receipt, or by overnight courier, to the addresses stated above. Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile or email with confirmed receipt, and (ii) one business day after being sent by overnight courier.

14. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the state of North Dakota, without giving effect to the conflict of law provisions thereof.

15. Expenses. The Company hereby agrees to pay to the Holder all expenses incurred by the Holder, including reasonable attorneys' fees, in enforcing and collecting amounts due hereunder.

16. Entire Agreement. This Note contains the entire agreement between the Company and the Holder with respect to the subject matter hereof, and supersedes every course of dealing, other conduct or oral agreement or representation previously made by the Holder.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed on the date first set forth above.

BURGER TIME, INC.

By:	/s/ Kenneth Brimmer
Print Name:	Kenneth Brimmer
Title:	Chief Operating Officer

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